Exhibit No. 16.1
Vibe Records, Inc. Nevada
File No.: 0-51107
Form 8-K/A


                       [Letterhead of S. W. Hatfield, CPA]


February 10, 2011

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

On February 10, 2011, this Firm received the final draft copy of a Current Report on Form 8-K/A to be filed by Vibe Records, Inc. Nevada (SEC File #0-51107, CIK # 1222792) (Company) reporting an Item 4.01 - Changes in Registrant's Certifying Accountant.

We have no disagreements  with the statements made in the draft Form 8-K/A, Item
4.01 disclosures which we read.

Yours truly,


/s/ S. W. Hatfield, CPA
----------------------------
S. W. Hatfield, CPA
Dallas, Texas